As filed with the Securities and Exchange Commission on March 19, 2010
Registration No. 33-98738
Registration No. 333-39407
Registration No. 333-38730
Registration No. 333-53772
Registration No. 333-67050
Registration No. 333-115027
Registration No. 333-129746
Registration No. 333-146426

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 33-98738
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-39407
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-38730
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53772
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-67050
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-115027
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129746
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146426
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VION PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	13-3671221
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)
Vion Pharmaceuticals, Inc. Amended and Restated 1993 Stock Option Plan
Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan
Vion Pharmaceuticals, Inc. 2003 Stock Option Plan
Senior Executive Stock Option Plan
Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan
Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, as Amended and Restated
(Full title of the plan)
Alan Kessman, Chief Executive Officer
Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Paul Jacobs, Esq.
Merrill M. Kraines, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue, New York, New York 10103
Telephone: (212) 318-3000; Facsimile (212) 318-3400
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Vion Pharmaceuticals, Inc. (the “Company”):
•	Registration No. 33-98738, pertaining to the registration of 534,750 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) on October 27, 1995, as amended by Post-Effective Amendment No. 1, filed with the SEC on October 22, 1996, which registered an additional 465,250 shares of Common Stock;

•	Registration No. 333-39407, pertaining to the registration of 500,000 shares of Common Stock, which was filed with the SEC on November 4, 1997;

•	Registration No. 333-38730, pertaining to the registration of 1,500,000 shares of Common Stock, which was filed with the SEC on June 7, 2000;

•	Registration No. 333-53772, pertaining to the registration of 450,000 shares of Common Stock, which was filed with the SEC on January 16, 2001;

•	Registration No. 333-67050, pertaining to the registration of 1,285,000 shares of Common Stock, which was filed with the SEC on August 7, 2001;

•	Registration No. 333-115027, pertaining to the registration of 2,980,000 shares of Common Stock, which was filed with the SEC on April 30, 2004, as amended by Post-Effective Amendment No. 1, filed with the SEC on October 10, 2007, which deregistered 806,818 of such shares of Common Stock;

•	Registration No. 333-129746, pertaining to the registration of 7,441,907 shares of Common Stock, which was filed with the SEC on November 16, 2005; and

•	Registration No. 333-146426, pertaining to the registration of 3,089,911 shares of Common Stock, which was filed with the SEC on October 1, 2007.
     On February 20, 2008, the Company effected a one-for-ten reverse split of all outstanding shares of its Common Stock and a corresponding decrease in the number of shares of authorized Common Stock. The share amounts listed above are presented on a pre-split basis and therefore do not reflect this reverse stock split.
     As previously disclosed, on December 17, 2009, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 09-14429). Since filing its petition, the Company has operated as a debtor-in-possession under the jurisdiction of the Bankruptcy Court. The Company has determined to terminate any further transactions pursuant to the Registration Statements.
     In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on March 19, 2010.

VION PHARMACEUTICALS, INC.
By:	/s/ Howard B. Johnson
Howard B. Johnson
President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.